EXHIBIT 23.16

INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No.'s 333-9535 and 333-9535-01 of FrontierVision Operating Partners, L.P. and FrontierVision Capital Corporation on Form S-1 of our report dated March 15, 1996 (except as to Note 1, which is dated August 1, 1996), relating to the financial statements of American Cable Entertaiment of Kentucky-Indiana, Inc. appearing in the Prospectus which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitee & Touche LLP
Deloitte & Touche LLP
Stamford, Connecticut
March 25, 1997